PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 14, 2003)                   REGISTRATION NO. 333-36490




                                 [LOGO OMITTED]





                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated July 14, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

         The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                                          Share         Primary
                 Name of Company(1)                        Ticker        Amounts    Trading Market
                 ------------------                        ------        -------    --------------
American Electric Power Company, Inc.                       AEP            14            NYSE
Centerpoint Energy, Inc.                                    CNP            13            NYSE
Consolidated Edison, Inc.                                    ED             9            NYSE
Dominion Resources, Inc.                                     D             11            NYSE
Duke Energy Corporation                                     DUK            30            NYSE
Dynegy, Inc.                                                DYN            12            NYSE
Edison International                                        EIX            15            NYSE
El Paso Corporation                                          EP            10            NYSE
Entergy Corporation                                         ETR            10            NYSE
Exelon Corporation                                          EXC            15            NYSE
FirstEnergy Corporation                                      FE            10            NYSE
FPL Group, Inc.                                             FPL             8            NYSE
PG&E Corporation                                            PCG            17            NYSE
Progress Energy, Inc.                                       PGN             7            NYSE
Public Service Enterprise Group Incorporated                PEG            10            NYSE
Reliant Resources, Inc.                                     RRI          10.2518         NYSE
The Southern Company                                         SO            29            NYSE
Texas Genco Holdings, Inc.                                  TGN            .65           NYSE
TXU Corporation                                             TXU            12            NYSE
The Williams Companies, Inc.                                WMB            20            NYSE

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(1) On July 16, 2003, Mirant Corporation was delisted from trading on the New
York Stock Exchange. As set forth in the prospectus, because Mirant Corporation was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of Mirant Corporation included in Utilities HOLDRS were distributed at a rate of 0.11530806 shares of Mirant Corporation per Utilities HOLDR on July 30, 2003, to record holders on July 28, 2003. As a result, Mirant Corporation is no longer included in Utilities HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is July 31, 2003.